Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in Amendment No. 3 to the Registration Statement (Form SB-2) and related Prospectus of TopSpin Medical, Inc. for the registration of up to 26,500,000 Units, consisting of 53,000,000 of its common stock and 26,500,000 of its Series 3 Warrants and to the use therein of our report dated March 27, 2007, with respect to the consolidated financial statements of TopSpin Medical, Inc. for the year ended December 31, 2006 and the period from inception (September 20, 1999) through December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer
A member of Ernst & Young Global
Haifa, Israel
June 4, 2007